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The following is a transcript of a segment of the “Squawk on the Street” program on CNBC which aired February 1, 2017. Arconic CEO Klaus Kleinfeld appeared on the program. The video for this segment was linked from an Intranet site accessible to Arconic employees

Full Text

Squawk on the Street

CNBC

1 February, 2017

Jim Cramer: Arconic’s largest shareholder activist, Elliott Management, seeking to remove its current CEO, Klaus Kleinfeld, from the position. We’ve got Klaus here. Klaus, while I was interviewing you and then right after you had a conference call, Elliott, which has three Board members, chose that moment to issue what I regard as being a highly embarrassing compilation of things that they had against you. A dossier, basically. How can you ever work with these people after they did this at a moment when you simply couldn’t respond?

Klaus Kleinfeld: Well, at the time, we were on yesterday this was not out yet, you know. So, I’m glad that we have a chance here to talk this morning. These assertions were not new. I mean, the Board as well as management, have had intense dialogue with Elliott and has spent countless hours to go through each one of those assertions and has looked at them, and as you’ve seen yesterday, the Board came out with a very clear statement – that they’ve looked at everything, that they stand behind the strategy and they stand behind me.

Cramer: Now, they have a candidate, former Spirit AeroSystems, a very successful candidate, Larry Lawson, they’ve hired as a consultant, who they think would do a better job than you. They’re putting Mr. Lawson up. Do you have the votes to stop Mr. Lawson?

Kleinfeld: Well, look, the most important thing is to look at the track record here, what we’ve done. You’ve followed us very, very intensely. You’ve seen what we’ve done. We’ve created Arconic, we’ve created Alcoa Corporation. In the crisis of 2009, the Company had an almost near-death experience – we saved it from this. At that point in time, I started to restructure the upstream. We closed 43% of the facilities, introduced new measures, led capital efficiency measures, you know, changed the course of the Company, built the value-add business. All of this has allowed us to do the separation – separation that has been super successful, right. So, the track record stands there. You’ve seen the results yesterday. The results show improvement on margins in each one of the segments. I think we have a lot of additional opportunities. I’m on one point in full agreement with Elliott – there is a lot more we can get as a value, and we’ll get it, as we have done it in the past.

Cramer: Alright, they released a note maybe 30 seconds ago. “Dr. Kleinfeld became CEO of Alcoa May 2008 through Alcoa-Arconic split. Company’s market cap declined from $28 billion to $13 billion. Shares lost 69% of their value.” They say that you are 465, of the current S&P 500 companies that have been in the index since May 2008. Of those 465 companies, Alcoa ranks 456th. They believe that this is evidence that you should not be the CEO of Arconic.

Kleinfeld: Well, they ignore that we had a world economic crisis that hit the commodity markets particularly heavy. Commodity prices sank to one third, from mid-2008 to early-2009. We came to almost not having the Company anymore, and we got in gear and saved it. It came down – the stock price came down to five dollars. Five dollars in the early 2009. To choose a point in time, you know, when the metal prices were at the absolute high, when the world was believing in the global commodity boom, you know, that’s a very convenient and totally unfair point.

Cramer: The coal cycle was up, those were up a great deal.

Kleinfeld: It’s crazy to ignore that. It’s very not credible to do it. If you look at that point in time when after the crisis – look at the TSR, the TSR has gone up almost 90%. That’s the right point in time. And they know it, by the way.

Cramer: They are putting up five people. Four of them – tremendous aerospace experience. One of your people that’s up, Martin Sorell, is in advertising. Frankly, I would like a good tool & die in aerospace man over someone in advertisement.

Kleinfeld: Martin has many capabilities. If you look at the total Board, the quality of the Board is outstanding. We have a lot of people in there that have very, very good experience on the operations side. Very, very good standing and have very good experience also on the management side. They have looked into it intensely. They have concluded that the right strategy is to go ahead with this and to back me, so that’s my point on this.

David Faber: Mr. Kleinfeld, the sound is building here as they get ready to open Invitation Homes, an IPO, I apologize for that. Elliott seems very focused on cost and taking overhead costs out of your business. And, in support of their contention, you haven’t done enough, they cite comments, for example, from the new CEO at Alcoa who, at a conference late last year, talked about “we’re going to be very, very focused on not only cutting costs at the plant level but also in the overhead structure.” Talking about things like – that’s different at the new Alcoa is “we did not take any of the corporate jets with us. We skimmed down the corporate office to only 15 people.” All of this being said to paint you with a different brush, saying you haven’t done the things they’re doing. Let’s open the bell for Invitation Homes. Sorry, please respond. Apologize for the interruption there as we watch that stock open this morning.

Kleinfeld: The truth of the matter, Alcoa Corporation would not exist if it hadn’t been for me basically creating it. I mean, after the crisis, we basically cut down the capacity by 43%. We introduced an alumina pricing index. Every year we had cost savings of about $1 billion. On the corporate overhead side, if you look at the corporate overhead structure, I’m a fanatic in benchmarking. We benchmark our corporate overhead cost now on Arconic is a little bit burdened through the separation, because the Alcoa Corporate balance sheet could just carry a little bit less, right? So we build Alcoa Corporation to be successful. I’m very happy and we had many conversations about the skepticism on Alcoa Corp. I’m very happy that it’s doing so well. You know, a shareholder of Alcoa has had 22% of the gain since the separation. A shareholder of Arconic, having come in on the first day of trading, has made 19%, right? So let the facts speak.

Cramer: Well, okay, facts. I’ve got the transcript from United Technologies, which is Pratt-Whitney. Transcript of Boeing, transcript of Honeywell, transcript of GE. They all say that the aerospace cycle is a 2017 moment. You are saying that 2017 may not be that good. There are issues involving destocking. There are issues that you’re saying maybe not be as bullish as these, which are the great American aerospace companies. Is this because you have the wrong materials?

Kleinfeld: No, no. Jim, we are really on every platform as well as every jet engine. So what is happening here on the aeroframe side is the aeroframe side for the suppliers – we are a supplier to Boeing, Airbus and pretty much everybody else – they have reduced their inventories. So, it’s basically coming back to us. You hear the same thing if you talk to fastener companies or if you talk to a metals rolling companies in the aerospace, you would hear exactly the same thing. On the jet engine side, it’s a different story. On the jet engine side it’s absolutely spectacular what’s happening there, spectacular. At the same time, the new jet engines are highly technically demanding. This is why they are so successful in the marketplace and have been so successful. The supply chain is currently ramping up and the expectations are very, very high. We are supporting pretty much everybody in the industry. So, we have taken a more cautious view on 2017, after we have been surprised about what happened in 2016. In 2016, these kind of teething pains were much larger and the destocking was much larger than what we had expected, and I think also what everybody else had expected. So, our view in 2017 has been a more cautious view, also based on the feedback that we got from the investors, saying take it a little bit more cautiously.

Cramer: OK. Under-promise, hopefully over-deliver. Klaus Kleinfeld, thank you so much.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements about Arconic’s strategies, outlook, business and financial prospects; and statements regarding potential share gains. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the impact of the separation on the businesses of Arconic; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (l) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Important Additional Information

Arconic Inc. (“Arconic”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for Arconic’s 2017 Annual Meeting (the “Proxy Statement”). Arconic, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of Arconic’s directors and executive officers and their respective interests in Arconic by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Alcoa Inc., which was Arconic’s former name (“Alcoa”), for the fiscal year ended December 31, 2015, filed with the SEC on February 19, 2016, and Alcoa’s proxy statement for the 2016 Annual Meeting, filed with the SEC on March 24, 2016. To the extent holdings of such participants in Arconic’s securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Arconic’s Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by Arconic free of charge from the SEC’s website, www.sec.gov. Arconic’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Arconic, Corporate Secretary’s Office, 390 Park Avenue, New York, New York 10022-4608, by calling Arconic’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-750-5836, or from Arconic’s website at www.arconic.com.